Stock Purchase Agreement

This Stock Purchase Agreement (the “Agreement”) is made and entered into by and among Action Acquisition Corporation (the “Buyer”) and Hebei Xinhua Rubber Sealing Group Liuzhou Sealing Co., Ltd. (registered company in mainland China, the “Company”) and stockholders listed in Exhibit A (together as the “Seller”).  Each individually a “Party” and together the “Parties.”

The Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, one-hundred percent (100%) of the issued and outstanding shares of the common stock of the Company (the “Shares”) pursuant to the terms and conditions set forth in this Agreement.  Upon the completion of the transaction described herein, the Company shall become an indirect wholly owned subsidiary of the Buyer.

Through friendly consultation, the Parties hereto hereby agree as follows:

1.
The Parties agree that Buyer will issue 2,060,000 ordinary shares of the Buyer to Seller. The beneficiary of the ordinary shares shall be the Company’s stockholders as listed in Exhibit A or the overseas company owned by the stockholders. Upon issuance at Closing (as defined below), the ordinary shares will been duly and validly authorized and issued by the Buyer.

2.	This Agreement is made and entered into as of October 22, 2010, and the transaction will be closing on November 3, 2010 (the “Closing”). The Closing date can be extended as long as both Parties agree.

3.	Seller and the Company hereby represent and warrant to Buyer the following statements and guarantee and all the statement under this Agreement are true and correct.

(a)
The Company is duly organized, validly existing and in good standing under the laws of the People’s Republic of China (“PRC”) and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted.

(b)
Seller owns free and clear all Shares to be sold to Buyer.  There are no options, warrants, or other securities outstanding that dilute Seller’s Share ownership interest of the common stock issued and outstanding.

(c)	The Company does not presently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or other entity.

(d)
According to this Agreement, Seller will take all necessary steps to transfer or otherwise effect registration of full and complete ownership of the Shares to Buyer to effectuate the purposes of this Agreement.

(e)
To the best of the Company’s knowledge, there is no action, suit, proceeding, claim, arbitration or investigation pending or currently threatened against the Company, its activities, properties or assets;

(f)	Status of Patent and Proprietary Assets

(1)
The Company has full title and ownership of, or has license to, all patents, patent applications, trademarks, service marks, trade names necessary to enable it to carry on its business as now conducted and as presently proposed to be conducted;

(2)
The Company is not obligated to pay any royalties or other payments to third parties with respect to the marketing, sale, distribution, manufacture, license or use of any proprietary asset or any other property or rights;

(3)
To the best of the Company’s knowledge, the Company has not violated or infringed, and is not currently violating or infringing any proprietary asset of another person or entity, and the Company has not received any communications from any third party alleging that the Company (or any of its employees or consultants) has violated or infringed or, would violate or infringe, any of its proprietary asset;

(g)
The Company is not in violation or default of any provisions of its governing and constituent documents established by the Company. The Company is in compliance in all material respects with all applicable statutes, laws, regulations of the PRC.  The Company has not received any notice of any violation of such statutes, laws, regulations or orders.

(h)	Environmental Issues

i.
To the best knowledge of the Company and/or Seller, none of the Company’s properties or facilities is in violation or default of any laws and regulations in connection with industrial healthcare, and is fully compliant with environment related provisions governing aforementioned properties and facilities. During the period that the Company owns or leases the properties and facilities, any company uses these properties and facilities or any third party that Seller knows shall not cause any release of hazardous substance to environment.

ii.
During the period that the Company owns or leases the properties and facilities, the Company has not received any action in connection with the aforementioned environmental protection issues or any complaint alleging that the Company’s properties or facilities release hazardous substance.

(i)
There is no liability or obligation of the Company of any nature, whether absolute, accrued, contingent, or otherwise, in the amount of US$5,000 or more individually, or US$10,000 or more in the aggregate, other than the liabilities and obligations that are fully reflected, accrued or reserved against on the balance sheets of the Financial Statements, for which the reserves are appropriate and reasonable, or incurred in the ordinary course of business and consistent with past practices.  Unless disclosed in its Financial Statements, the Company shall not act as or become any guarantor, accepter, or party primarily liable and party secondarily liable on any payment.

(j)
Seller and the Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by each of them on or before the closing of this transaction.

(k)	There shall have been no material adverse change in the business, prospects, properties, assets or other conditions of the Company.

(l)
No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement.

(m)	Material Agreements.

(1)           List of Material Agreements.  The Company and Seller have disclosed a complete list of all agreements, contracts, leases, licenses, instruments and commitments (oral or written) to which the Company is a party or is bound that, individually or in the aggregate, are material to the business, properties, financial condition, results of operation, affairs or prospects of the Company (the “Material Agreements”) to Buyer’s management.

(2)           No Breach.  The Company has not breached, nor do any of the Company or the Seller have any knowledge of any claim or threat that the Company has breached, any term or condition of (i) any Material Agreement disclosed to Buyer’s management or (ii) any other agreement, contract, lease, license, instrument or commitment that, individually or in the aggregate, would have a material adverse effect on the business, properties, financial condition, results of operations or affairs or prospects of the Company.  Each Material Agreement disclosed to Buyer’s management is in full force and effect and, to the Company’s and/or Seller’s knowledge, no other party to such Material Agreement is in default thereunder.  The Company is not a party to any agreement that restricts its ability to market or sell any of its products (whether by territorial restriction or otherwise).

(n)
The Company owns its properties and assets free and clear of all mortgages, deeds of trust, liens, encumbrances, security interests and claims except for statutory liens for the payment of current taxes that are not yet delinquent and liens, encumbrances and security interests which arise in the ordinary course of business and which do not affect material properties and assets of the Company.  With respect to the property and assets it leases, the Company is in compliance with such leases and, to the best of the Company’s and/or Seller’s knowledge, the Company holds valid leasehold interests in such assets free of any liens, encumbrances, security interests or claims of any party other than the lessors of such property and assets.

(o)
Seller has delivered or will deliver, on or before November 15, 2010, complete financial statements for the Company for the two years ended December 31, 2008 and 2009 and the nine month period from January 1, 2010 through September 30, 2010 (collectively the “Financial Statements”).  The Company has good and marketable title to all assets set forth on the balance sheets of the Financial Statements, except for such assets as have been spent, sold or transferred in the ordinary course of business.

(p)
Certain Actions.  Since preparation of the Financial Statements, the Company has not: (a) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock; (b) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of US$5,000 or in excess of US$10,000 in the aggregate; (c) made any loans or advances to any person, other than ordinary advances for travel expenses; (d) sold, exchanged or otherwise disposed of any material assets or rights other than the sale of inventory in the ordinary course of its business; or (e) entered into any transactions with any of its shareholders, officers, directors or employees or any entity controlled by any of such individuals.

(q)
The accounts receivable of the Company reflected on the Financial Statements represent usual, customary and reasonable charges for services actually rendered or equipment and supplies sold and delivered, are valid and enforceable claims for services rendered and/or goods supplied by the Company and are not subject to any defenses, offsets, claims or counterclaims of any kind.  To the best of the Company’s and/or Seller’s knowledge, such accounts receivables are current and collectible net of any reserves shown in the Financial Statements (which reserves are adequate and were calculated consistent with past practice).

4.	Buyer hereby represents and warrants that:

(a)	Buyer is duly organized and in good standing. This Agreement constitutes Buyer’s valid and legally binding obligation, enforceable in accordance with its terms;

(b)
Buyer shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing of this transaction.

5.	Others

(a)
The representations and warranties Seller and Buyer contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of Buyer, its counsel or the Company, as the case may be;

(b)	The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties;

(c)	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument;

(d)
Buyer, Seller and the Company and management will not hire any brokerage or intermediary or incur any liability for any brokerage fees, commissions, or finder’s fees in connection with the transaction contemplated hereby.

(e)
Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company, the Seller and the Buyer.

(f)
If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

(g)
This Agreement, together with the schedule hereto, constitutes the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings duties or obligations between the Parties with respect to the subject matter hereof.

(h)
From and after the date of this Agreement, upon the request of any party, the Buyer, the Sellers and/or the Company shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

[SIGNATURE PAGES FOLLOW]

BUYER:

Action Acquisition Corporation

/s/ Junning (Marco) Ma
Junning (Marco) Ma
Chairman & CEO

SELLER:

/s/ Zha Wang
Zha Wang

/s/ Guijie Song
Guijie Song

COMPANY:

Hebei Xinhua Rubber Sealing Group Liuzhou Sealing Co., Ltd.

/s/ Guijie Song
Guijie Song
Chairman & General Manager

Exhibit A

List of Seller

Name	Address	Stock Ownership
Zha Wang	Bohai Road, Qinghe County, Hebei	70%
Guijie Song	South Shunye Road, Industrial Park, Liuzhou City	30%